                           WOODLAND VILLAGE APARTMENTS
                              2221 BUSH RIVER ROAD
                            COLUMBIA, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 27, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003
Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: WOODLAND VILLAGE APARTMENTS
    2221 BUSH RIVER ROAD
    COLUMBIA, LEXINGTON COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 308 units with a total of 383,904 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 24.993 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 27, 2003 is:

                           ($15,900,000)

                           Respectfully submitted,
                           AMERICAN APPRAISAL ASSOCIATES, INC.

                           -s- Frank Fehribach
July 3, 2003               Frank Fehribach, MAI
#053272                    Managing Principal, Real Estate Group
                           South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
David Johnsen, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...................................................        4
Introduction........................................................        9
Area Analysis.......................................................       11
Market Analysis.....................................................       14
Site Analysis.......................................................       16
Improvement Analysis ...............................................       16
Highest and Best Use ...............................................       17

                                    VALUATION

Valuation Procedure.................................................       18
Sales Comparison Approach...........................................       20
Income Capitalization Approach .....................................       26
Reconciliation and Conclusion ......................................       38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Woodland Village Apartments
LOCATION:                         2221 Bush River Road
                                  Columbia, South Carolina

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 27, 2003
DATE OF REPORT:                   July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
    Size:                         24.993 acres, or 1,088,695 square feet
    Assessor Parcel No.:          3697-02-070
    Floodplain:                   Community Panel No. 45063C0161 G (February 9,
                                  2000)
                                  Flood Zone X, an area outside the floodplain.
    Zoning:                       R3 (High Density Residential)

BUILDING:
    No. of Units:                 308 Units
    Total NRA:                    383,904 Square Feet
    Average Unit Size:            1,246 Square Feet
    Apartment Density:            12.3 units per acre
    Year Built:                   1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                           Square    --------------------        Monthly      Annual
      Unit Type             Feet     Per Unit      Per SF        Income       Income
---------------------      ------    --------      ------       ---------   -----------
1Br/1Ba - 1A10 (Pine)         960      $ 610       $ 0.64       $  43,920   $   527,040
1Br/1Ba - 1B10 (Birch)        985      $ 620       $ 0.63       $   4,960   $    59,520
2Br/2Ba - 2A20 (Maple)      1,200      $ 690       $ 0.58       $  33,120   $   397,440
2Br/2Ba - 2B20 (Oak)        1,295      $ 720       $ 0.56       $  11,520   $   138,240
2Br/1.5Ba - 2A15            1,370      $ 720       $ 0.53       $  25,920   $   311,040
2Br/1.5Ba - 2B15            1,394      $ 700       $ 0.50       $  39,200   $   470,400
3Br/2Ba - 3A20              1,260      $ 790       $ 0.63       $  31,600   $   379,200
3Br/2Ba - 3B20 (Elm)        1,583      $ 900       $ 0.57       $  18,000   $   216,000
3Br/2.5Ba - 3A25            1,595      $ 920       $ 0.58       $  11,040   $   132,480
                                                                ---------   -----------
                                                    Total       $ 219,280   $ 2,631,360
                                                                =========   ===========

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

OCCUPANCY:                                  94%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                       [PICTURE]

ENTRANCE FROM BUSH RIVER ROAD              STREET SCENE - SUBJECT IS TO THE LEFT

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 6
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                        Amount             $/Unit
-----------------------                    ----------           -------
Potential Rental Income                    $ 2,631,360          $  8,543
Effective Gross Income                     $ 2,522,224          $  8,189
Operating Expenses                         $ 1,091,691          $  3,544         43.3% of EGI
Net Operating Income:                      $ 1,353,533          $  4,395

Capitalization Rate                        8.50%
DIRECT CAPITALIZATION VALUE                $15,900,000 *        $ 51,623 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      17%
Stabilized Vacancy & Collection Loss:      10%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.00%
Discount Rate                              11.00%
Selling Costs                              2.00%
Growth Rates:
       Income                              3.00%
       Expenses:                           3.00%
DISCOUNTED CASH FLOW VALUE                 $ 15,800,000 *       $ 51,299 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $ 15,900,000         $ 51,623 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)  $ 32,862 to $56,667
       Range of Sales $/Unit (Adjusted)    $ 45,000 to $54,545
VALUE INDICATION - PRICE PER UNIT          $ 15,400,000 *       $ 50,000 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales  4.91 to 6.68
       Selected EGIM for Subject           6.00
       Subject's Projected EGI             $ 2,522,224
EGIM ANALYSIS CONCLUSION                   $ 15,100,000 *       $ 49,026 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $ 16,000,000 *       $ 51,948 / UNIT

RECONCILED SALES COMPARISON VALUE          $ 15,500,000         $ 50,325 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                       $ 15,400,000
      NOI Per Unit                         $ 16,000,000
      EGIM Multiplier                      $ 15,100,000
INDICATED VALUE BY SALES COMPARISON        $ 15,500,000         $ 50,325 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:        $ 15,900,000
      Discounted Cash Flow Method:         $ 15,800,000
INDICATED VALUE BY THE INCOME APPROACH     $ 15,900,000         $ 51,623 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $ 15,900,000         $ 51,623 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2221 Bush River Road, Columbia, Lexington County, South Carolina. Columbia identifies it as 3697-02-070.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by David Johnsen, MAI on May 27, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. David Johnsen, MAI assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and David Johnsen, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 27, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
    MARKETING PERIOD: 6 to 12 months
    EXPOSURE PERIOD:  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties V Limited Partnership. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbia, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES
East  - I-26
West  - Saluda River
South - I-20
North - St. Andrews Road

MAJOR EMPLOYERS

Major employers in the subject's area include the Colombiana Mall and the Lexington Medical Center. Downtown Columbia is a ten minute drive from the subject property. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                               ----------------------------------------------
        CATEGORY               1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS       MSA
-------------------------      ------------      ------------    ------------    --------
POPULATION TRENDS
Current Population                  4,061            45,930         111,016       551,370
5-Year Population                   3,935            46,402         113,554       589,900
% Change CY-5Y                       -3.1%              1.0%            2.3%          7.0%
Annual Change CY-5Y                  -0.6%              0.2%            0.5%          1.4%

HOUSEHOLDS
Current Households                  1,844            21,027          46,578       211,176
5-Year Projected Households         1,855            21,790          48,958       232,278
% Change CY - 5Y                      0.6%              3.6%            5.1%         10.0%
Annual Change CY-5Y                   0.1%              0.7%            1.0%          2.0%

INCOME TRENDS
Median Household Income          $ 47,073          $ 36,396        $ 36,559      $ 40,596
Per Capita Income                $ 24,866          $ 21,795        $ 20,287      $ 21,559
Average Household Income         $ 54,682          $ 47,361        $ 48,321      $ 56,291

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                               ----------------------------------------------
        CATEGORY               1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS       MSA
-------------------------      ------------      ------------    ------------    --------
HOUSING TRENDS
% of Households Renting            43.71%            47.30%         41.86%        29.64%
5-Year Projected % Renting         44.72%            47.32%         42.22%        29.06%
% of Households Owning             48.56%            44.04%         50.05%        63.62%
5-Year Projected % Owning          47.68%            44.17%         49.98%        64.71%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS
The following uses surround the subject property:
North - Single-family
South - Commercial/retail
East  - I-20
West  - Multi-family

CONCLUSIONS

The subject is well located within the city of Columbia. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Columbia in Lexington County. The overall pace of development in the subject's market is more or less stable. There are no new apartment projects located within the immediate subject area. The newest project (YOC 2003) within the subject submarket (Northwest/St. Andrews) is Crestmont, located near the Columbiana Mall. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

 Period       Region     Submarket
--------      ------     ---------
Oct. '00       8.4%        7.5%
April '01      8.4%        8.6%
Oct. '01       9.2%        9.1%
April '02      8.7%        9.8%
Oct. '02       8.0%        8.7%

Source: Carolina's Real Data

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. This market has been exhibiting an increase in the overall vacancy rate. The Northwest/St. Andrews submarket is the largest apartment market in Columbia, containing approximately 42.1% of the total market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

 Period       Region     % Change    Submarket    % Change
---------     ------     --------    ---------    --------
Oct. '00       $ 595         -         $ 580           -
April '01      $ 601       1.0%        $ 585         0.9%
Oct. '01       $ 613       2.0%        $ 598         2.2%
April '02      $ 619       1.0%        $ 598         0.0%
Oct. '02       $ 624       0.8%        $ 603         0.8%

Source: Carolina's Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

No.              Property Name          Units        Ocpy.  Year Built        Proximity to subject
---       --------------------------    -----        -----  ----------  -------------------------------
R-1       Ashland Commons                112          90%      1972     1/2 mile west of the subject
R-2       Churchill at St. Andrews       132          89%      1972     1 mile west of the subject
R-3       Landmark                       336          82%      1972     1/2 mile north of the subject
R-4       Stoneycreek                    196          90%      1969     1 mile northeast of the subject
R-5       St. Andrews Commons            336          90%      1987     1 mile north of the subject
Subject   Woodland Village Apartments    308          94%      1972

Overall, this market commands slightly lower rates than the overall Columbia market.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   24.993 acres, or 1,088,695 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          45063C0161 G, dated February 9, 2000
     Flood Zone               Zone X
  Zoning                      R3, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002
                 ----------------------------------------------     TAX RATE /    PROPERTY
PARCEL NUMBER        LAND           BUILDING          TOTAL         MILL RATE       TAXES
-------------    -----------       -----------     ------------     ----------    ---------
 3697-02-070     $ 1,661,012       $ 8,960,238     $ 10,621,250      0.02068      $ 219,699

IMPROVEMENT ANALYSIS

  Year Built                  1972
  Number of Units             308
  Net Rentable Area           383,904 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, laundry room, business
                              office, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

Unit Mix:

                                                   Unit Area
      Unit Type              Number of Units       (Sq. Ft.)
-----------------------      ---------------       ---------
1Br/1Ba - 1A10 (Pine)              72                  960
1Br/1Ba - 1B10 (Birch)              8                  985
2Br/2Ba - 2A20 (Maple)             48                1,200
2Br/2Ba - 2B20 (Oak)               16                1,295
2Br/1.5Ba - 2A15 (Aspen)           36                1,370
2Br/1.5Ba - 2B15 (Bradford)        56                1,394
3Br/2Ba - 3A20 (Palmetto)          40                1,260
3Br/2Ba - 3B20 (Elm)               20                1,583
3Br/2.5Ba - 3A25 (Mulberry)        12                1,595

Overall Condition            Average
Effective Age                20 years
Economic Life                45 years
Remaining Economic Life      25 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 308-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                        COMPARABLE                     COMPARABLE
         DESCRIPTION                        SUBJECT                       I - 1                          I - 2
------------------------------     ---------------------------   ------------------------       ------------------------
  Property Name                    Woodland Village Apartments   Raintree                       Ashton at Longcreek

LOCATION:
  Address                          2221 Bush River Road          3500 Fernandina Road           1401 Longcreek Drive
  City, State                      Columbia, South Carolina      Columbia, SC                   Columbia, SC
  County                           Lexington                     Lexington                      Richland
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           383,904                       148,380                        220,100
  Year Built                       1972                          1972                           1974
  Number of Units                  308                           138                            220
  Unit Mix:                              Type             Total    Type       Total              Type          Total
                                   1Br/1Ba - 1A10           72   1Br/1Ba        20              1Br/1Ba          64
                                   (Pine)
                                   1Br/1Ba - 1B10            8   1Br/1.5Ba      12              2Br/2Ba         140
                                   (Birch)
                                   2Br/2Ba - 2A20           48   2Br/1.5Ba     100              3Br/2Ba          16
                                   (Maple)
                                   2Br/2Ba - 2B20 (Oak)     16   3Br/2.5Ba       6
                                   2Br/1.5Ba - 2A15         36
                                   (Aspen)
                                   2Br/1.5Ba - 2B15         56
                                   (Bradford)
                                   3Br/2Ba - 3A20           40
                                   (Palmetto)
                                   3Br/2Ba - 3B20 (Elm)     20
                                   3Br/2.5Ba - 3A25         12
                                   (Mulberry)

  Average Unit Size (SF)           1,246                         1,075                          1,000
  Land Area (Acre)                 24.9930                       7.7700                         13.0200
  Density (Units/Acre)             12.3                          17.8                           16.9
  Parking Ratio (Spaces/Unit)      0.00                          N/A                            N/A
  Parking Type (Gr., Cov., etc.)   Open                          Open                           Open
CONDITION:                         Good                          Good                           Good
APPEAL:                            Good                          Good                           Good
AMENITIES:
  Pool/Spa                         Yes/Yes                       Yes/No                         Yes/No
  Gym Room                         No                            No                             No
  Laundry Room                     Yes                           Yes                            Yes
  Secured Parking                  No                            No                             No
  Sport Courts                     No                            No                             No
  Washer/Dryer Connection          Yes                           Yes                            Yes

OCCUPANCY:                         94%                           91%                            93%
TRANSACTION DATA:
  Sale Date                                                      January, 2002                  February, 2001
  Sale Price ($)                                                 $4,535,000                     $9,600,000
  Grantor                                                        Raintree Garden                Intermark
                                                                 Associates                     Associates, II

  Grantee                                                        Fernandina                     AHF-Ahston and
                                                                 Properties                     Stoneycreek LLC
  Sale Documentation                                             Book 6944,                     Book R0483,
                                                                 Page 80                        Page 2162
  Verification                                                   Lexington County               Richland County
                                                                 Records                        Records
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit $/SF        Total $     $/Unit $/SF
  Potential Gross Income                                         $1,015,373  $7,358 $6.84       $1,544,592  $7,021 $7.02
  Vacancy/Credit Loss                                            $   91,384  $  662 $0.62       $  108,121  $  491 $0.49
  Effective Gross Income                                         $  923,989  $6,696 $6.23       $1,436,471  $6,529 $6.53
  Operating Expenses                                             $  483,000  $3,500 $3.26       $  660,800  $3,004 $3.00
  Net Operating Income                                           $  440,989  $3,196 $2.97       $  775,671  $3,526 $3.52
NOTES:                                                           None                           None

  PRICE PER UNIT                                                         $32,862                      $43,636
  PRICE PER SQUARE FOOT                                                  $ 30.56                      $ 43.62
  EXPENSE RATIO                                                             52.3%                        46.0%
  EGIM                                                                      4.91                         6.68
  OVERALL CAP RATE                                                          9.72%                        8.08%
  Cap Rate based on Pro Forma or Actual Income?                        PRO FORMA                    PRO FORMA

                                                          COMPARABLE                 COMPARABLE                   COMPARABLE
         DESCRIPTION                                        I - 3                       I - 4                       I - 5
------------------------------                     ------------------------    -----------------------      ----------------------
  Property Name                                    Stoneycreek                 St. Andrews                  Broad River Trace

LOCATION:
  Address                                          18 Berry Hill Road          601 St. Andrews Road         551 River Hill Circle
  City, State                                      Columbia, SC                Columbia, SC                 Columbia, SC
  County                                           Lexington                   Lexington                    Richland
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                           183,724                     255,650                      257,340
  Year Built                                       1969                        1973                         1998
  Number of Units                                  196                         224                          240
  Unit Mix:                                          Type       Total            Type       Total             Type         Total
                                                   1Br/1Ba        88           1Br/1Ba        40            1Br/1Ba          84
                                                   2Br/1.5Ba       8           2Br/1.5Ba      64            2Br/2Ba         120
                                                   2Br/2Ba       100           2Br/2Ba        88            3Br/2Ba          36
                                                                               3Br/2Ba        32

  Average Unit Size (SF)                           937                         1,141                        1,072
  Land Area (Acre)                                 10.5700                     16.8600                      38.7400
  Density (Units/Acre)                             18.5                        13.3                         6.2
  Parking Ratio (Spaces/Unit)                      N/A                         N/A                          N/A
  Parking Type (Gr., Cov., etc.)                   Open                        Open                         Garage, Open
CONDITION:                                         Good                        Good                         Excellent
APPEAL:                                            Good                        Good                         Excellent
AMENITIES:
  Pool/Spa                                         Yes/No                      Yes/No                       Yes/Yes
  Gym Room                                         No                          No                           Yes
  Laundry Room                                     Yes                         Yes                          Yes
  Secured Parking                                  No                          No                           Yes
  Sport Courts                                     No                          Yes                          Yes
  Washer/Dryer Connection                          Yes                         Yes                          Yes

OCCUPANCY:                                         96%                         90%                          97%
TRANSACTION DATA:
  Sale Date                                        February, 2001              September, 2000              April, 2000
  Sale Price ($)                                   $7,249,000                  $8,000,000                   $13,600,000
  Grantor                                          Intermark                   Alliance GT4 LP              Broad River
                                                   Associates                                               Trace, LLC
  Grantee                                          AHF-Ashton and              UDR South Carolina           SG Broad River Trace-
                                                   Stoneycreek LLC             Trust                        Cola LLC
  Sale Documentation                               Book 6191,                  Book 6014,                   Book R0403,
                                                   Page 182                    Page 2                       Page 1489
  Verification                                     Lexington County            Lexington County             Richland County Records
                                                   Records                     Records
  Telephone Number
ESTIMATED PRO-FORMA:                                Total $    $/Unit $/SF      Total $   $/Unit $/SF        Total $   $/Unit  $/SF
  Potential Gross Income                           $1,318,608  $6,728 $7.18    $1,745,280 $7,791 $6.83      $2,163,600 $9,015 $8.41
  Vacancy/Credit Loss                              $   65,930  $  336 $0.36    $  174,528 $  779 $0.68      $ 108,130  $  451 $0.42
  Effective Gross Income                           $1,252,678  $6,391 $6.82    $1,570,752 $7,012 $6.14      $2,055,470 $8,564 $7.99
  Operating Expenses                               $  632,932  $3,229 $3.45    $  785,376 $3,506 $3.07      $ 839,477  $3,498 $3.26
  Net Operating Income                             $  619,746  $3,162 $3.37    $  785,376 $3,506 $3.07      $1,215,993 $5,067 $4.73
NOTES:                                             None                        None                         None

  PRICE PER UNIT                                          $36,985                     $35,714                       $56,667
  PRICE PER SQUARE FOOT                                   $ 39.46                     $ 31.29                       $ 52.85
  EXPENSE RATIO                                              50.5%                       50.0%                         40.8%
  EGIM                                                       5.79                        5.09                          6.62
  OVERALL CAP RATE                                           8.55%                       9.82%                         8.94%
  Cap Rate based on Pro Forma or Actual Income?         PRO FORMA                   PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $32,862 to $56,667 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $45,000 to $54,545 per unit with a mean or average adjusted price of $50,567 per unit. The median adjusted price is $50,937 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $15,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                           COMPARABLE           COMPARABLE
        DESCRIPTION                    SUBJECT               I - 1                I - 2
------------------------------------------------------------------------------------------------
  Property Name                  Woodland Village       Raintree             Ashton at Longcreek
                                 Apartments
  Address                        2221 Bush River Road   3500 Fernandina      1401 Longcreek
                                                        Road                 Drive
  City                           Columbia, South        Columbia, SC         Columbia, SC
                                 Carolina
  Sale Date                                             January, 2002        February, 2001
  Sale Price ($)                                        $4,535,000           $9,600,000
  Net Rentable Area (SF)         383,904                148,380              220,100
  Number of Units                308                    138                  220
  Price Per Unit                                        $32,862              $43,636
  Year Built                     1972                   1972                 1974
  Land Area (Acre)               24.9930                7.7700               13.0200

VALUE ADJUSTMENTS                    DESCRIPTION          DESCRIPTION  ADJ.   DESCRIPTION   ADJ.
------------------------------------------------------------------------------------------------
  Property Rights Conveyed       Fee Simple Estate      Fee Simple      0%   Fee Simple      0%
                                                        Estate               Estate
  Financing                                             Cash To Seller  0%   Cash To Seller  0%
  Conditions of Sale                                    Arm's Length    0%   Arm's Length    0%
  Date of Sale (Time)                                   01-2002         0%   02-2001         0%
VALUE AFTER TRANS. ADJUST.                              $32,862              $43,636
  ($/UNIT)
  Location                                              Inferior       30%   Inferior       10%
  Number of Units                308                    138             0%   220             0%
  Quality / Appeal               Good                   Inferior       20%   Inferior       10%
  Age / Condition                1972                   1972 / Good     0%   1974 / Good     0%
  Occupancy at Sale              94%                    91%             0%   93%             0%
  Amenities                      Good                   Inferior        5%   Inferior        5%
  Average Unit Size (SF)         1,246                  1,075           0%   1,000           0%
------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                    55%                  25%
------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                 $50,937              $54,545
------------------------------------------------------------------------------------------------

                                      COMPARABLE            COMPARABLE            COMPARABLE
        DESCRIPTION                     I - 3                 I - 4                 I - 5
---------------------------------------------------------------------------------------------------
  Property Name                    Stoneycreek           St. Andrews           Broad River Trace
  Address                          18 Berry Hill Road    601 St. Andrews Road  551 River Hill Circle
  City                             Columbia, SC          Columbia, SC          Columbia, SC
  Sale Date                        February, 2001        September, 2000       April, 2000
  Sale Price ($)                   $7,249,000            $8,000,000            $13,600,000
  Net Rentable Area (SF)           183,724               255,650               257,340
  Number of Units                  196                   224                   240
  Price Per Unit                   $36,985               $35,714               $56,667
  Year Built                       1969                  1973                  1998
  Land Area (Acre)                 10.5700               16.8600               38.7400

VALUE ADJUSTMENTS                   DESCRIPTION     ADJ.  DESCRIPTION     ADJ.   DESCRIPTION    ADJ.
---------------------------------------------------------------------------------------------------
  Property Rights Conveyed         Fee Simple Estate 0%  Fee Simple Estate 0%  Fee Simple       0%
                                                                               Estate
  Financing                        Cash To Seller    0%  Cash To Seller    0%  Cash To Seller   0%
  Conditions of Sale               Arm's Length      0%  Arm's Length      0%  Arm's Length     0%
  Date of Sale (Time)              02-2001           0%  09-2000           5%  04-2000          5%
VALUE AFTER TRANS. ADJUST.                $36,985               $37,500               $59,500
  ($/UNIT)
  Location                         Inferior         10%  Comparable        0%  Inferior        10%
  Number of Units                  196               0%  224               0%  240              0%
  Quality / Appeal                 Inferior         20%  Inferior         20%  Superior       -10%
  Age / Condition                  1969 / Good       0%  1973 / Good       0%  1998 /         -10%
                                                                               Excellent
  Occupancy at Sale                96%               0%  90%               0%  97%              0%
  Amenities                        Inferior          5%  Comparable        0%  Superior        -5%
  Average Unit Size (SF)           937               5%  1,141             0%  1,072            0%
---------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                 40%                   20%                 -15%
---------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)            $51,779               $45,000              $50,575
---------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)         $45,000  TO  $54,545
MEAN (PER UNIT)                $50,567
MEDIAN (PER UNIT)              $50,937
VALUE CONCLUSION (PER UNIT)    $50,000

VALUE INDICATED BY SALES COMPARISON APPROACH             $15,400,000
ROUNDED                                                  $15,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                             NOI PER UNIT COMPARISON

                        SALE PRICE                    NOI/       SUBJECT NOI
COMPARABLE    NO. OF    ----------                  --------    --------------   ADJUSTMENT     INDICATED
   NO.        UNITS     PRICE/UNIT       OAR        NOI/UNIT    SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
----------    ------    -----------   ----------   ----------   --------------   ----------     ----------
  I-1          138      $ 4,535,000     9.72%      $  440,989    $ 1,353,533       1.375         $45,193
                        $    32,862                $    3,196    $     4,395
  I-2          220      $ 9,600,000     8.08%      $  775,671    $ 1,353,533       1.246         $54,389
                        $    43,636                $    3,526    $     4,395
  I-3          196      $ 7,249,000     8.55%      $  619,746    $ 1,353,533       1.390         $51,402
                        $    36,985                $    3,162    $     4,395
  I-4          224      $ 8,000,000     9.82%      $  785,376    $ 1,353,533       1.253         $44,764
                        $    35,714                $    3,506    $     4,395
  I-5          240      $13,600,000     8.94%      $1,215,993    $ 1,353,533       0.867         $49,150
                        $    56,667                $    5,067    $     4,395

                   PRICE/UNIT

  Low          High        Average     Median
$44,764       $54,389      $48,980    $49,150

         VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                              $    52,000
Number of Units                                               308

                                                      -----------
Value Based on NOI Analysis                           $16,016,000
                                       Rounded        $16,000,000

The adjusted sales indicate a range of value between $44,764 and $54,389 per unit, with an average of $48,980 per unit. Based on the subject's competitive position within the improved sales, a value of $52,000 per unit is estimated. This indicates an "as is" market value of $16,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                        SALE PRICE
COMPARABLE    NO. OF   ------------    EFFECTIVE    OPERATING                SUBJECT
   NO.        UNITS     PRICE/UNIT   GROSS INCOME    EXPENSE      OER     PROJECTED OER   EGIM
----------    ------   ------------  ------------   ---------    -----    -------------   ----
  I-1          138     $ 4,535,000    $  923,989    $483,000     52.27%                   4.91
                       $    32,862
  I-2          220     $ 9,600,000    $1,436,471    $660,800     46.00%                   6.68
                       $    43,636
  I-3          196     $ 7,249,000    $1,252,678    $632,932     50.53%                   5.79
                                                                             43.28%
                       $    36,985
  I-4          224     $ 8,000,000    $1,570,752    $785,376     50.00%                   5.09
                       $    35,714
  I-5          240     $13,600,000    $2,055,470    $839,477     40.84%                   6.62
                       $    56,667

                                      EGIM

Low               High        Average     Median
4.91              6.68        5.82        5.79

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                           6.00
Subject EGI                                      $ 2,522,224
                                                 -----------
Value Based on EGIM Analysis                     $15,133,344
                                    Rounded      $15,100,000
             Value Per Unit                      $    49,026

There is an inverse relationship,which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.28% before reserves. The comparable sales indicate a range of expense ratios from 40.84% to 52.27%, while their EGIMs range from 4.91 to 6.68. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $15,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $15,500,000.

Price Per Unit                                  $15,400,000
NOI Per Unit                                    $16,000,000
EGIM Analysis                                   $15,100,000

Sales Comparison Conclusion                     $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                            Unit Area     ------------------
         Unit Type          (Sq. Ft.)     Per Unit    Per SF    % Occupied
--------------------------  ---------     --------    ------    ----------
1Br/1Ba - 1A10 (Pine)           960         $605       $0.63       91.7%
1Br/1Ba - 1B10 (Birch)          985         $606       $0.62       87.5%
2Br/2Ba - 2A20 (Maple)         1200         $662       $0.55       93.8%
2Br/2Ba - 2B20 (Oak)           1295         $669       $0.52      100.0%
2Br/1.5Ba - 2A15 (Aspen)       1370         $709       $0.52       97.2%
2Br/1.5Ba - 2B15 (Bradford)    1394         $688       $0.49       89.3%
3Br/2Ba - 3A20 (Palmetto)      1260         $795       $0.63       97.5%
3Br/2Ba - 3B20 (Elm)           1583         $897       $0.57      100.0%
3Br/2.5Ba - 3A25 (Mulberry)    1595         $911       $0.57      100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                  RENT ANALYSIS

                                                                                           COMPARABLE RENTS
                                                                          -----------------------------------------------------
                                                                            R-1        R-2        R-3        R-4         R-5
                                                                          -----------------------------------------------------
                                                                          Ashland Churchill at                       St. Andrews
                                                                          Commons  St. Andrews Landmark  Stoneycreek   Commons
                                                                          ----------------------------------------------------
                                                SUBJECT        SUBJECT                   COMPARISON TO SUBJECT
                                SUBJECT UNIT     ACTUAL         ASKING    ----------------------------------------------------
      DESCRIPTION                   TYPE          RENT           RENT     Inferior   Similar    Similar   Inferior     Similar
--------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                  1Br/1Ba - 1A10    $   605        $   619     $ 500     $   525    $  530     $  498      $   563
Unit Area (SF)                (PINE)                960            960       652         720       700        775          744
Monthly Rent Per Sq. Ft.                        $  0.63        $  0.64     $0.77     $  0.73    $ 0.76     $ 0.64      $  0.76

Monthly Rent                  1Br/1Ba - 1B10    $   606        $   639                          $  650
Unit Area (SF)                (BIRCH)               985            985                           1,142
Monthly Rent Per Sq. Ft.                        $  0.62        $  0.65                          $ 0.57

Monthly Rent                  2Br/2Ba - 2A20    $   662        $   709     $ 612     $   639    $  730     $  599      $   670
Unit Area (SF)                (MAPLE)             1,200          1,200       969       1,074     1,292      1,060        1,023
Monthly Rent Per Sq. Ft.                        $  0.55        $  0.59     $0.63     $  0.59    $ 0.57     $ 0.57      $  0.65

Monthly Rent                  2Br/2Ba - 2B20    $   669        $   739
Unit Area (SF)                (OAK)               1,295          1,295
Monthly Rent Per Sq. Ft.                        $  0.52        $  0.57

Monthly Rent                  2Br/1.5Ba -       $   709        $   729                                     $  650
Unit Area (SF)                2A15 (ASPEN)        1,370          1,370                                      1,187
Monthly Rent Per Sq. Ft.                        $  0.52        $  0.53                                     $ 0.55

Monthly Rent                  2Br/1.5Ba - 2B15  $   688        $   719
Unit Area (SF)                (BRADFORD)          1,394          1,394
Monthly Rent Per Sq. Ft.                        $  0.49        $  0.52

Monthly Rent                  3Br/2Ba - 3A20    $   795        $   789               $   732
Unit Area (SF)                (PALMETTO)          1,260          1,260                 1,315
Monthly Rent Per Sq. Ft.                        $  0.63        $  0.63               $  0.56

Monthly Rent                  3Br/2Ba - 3B20    $   897        $   909
Unit Area (SF)                (ELM)               1,583          1,583
Monthly Rent Per Sq. Ft.                        $  0.57        $  0.57

Monthly Rent                  3Br/2.5Ba -       $   911        $   959
Unit Area (SF)                3A25 (MULBERRY)     1,595          1,595
Monthly Rent Per Sq. Ft.                        $  0.57        $  0.60

      DESCRIPTION               MIN         MAX       MEDIAN       AVERAGE
--------------------------------------------------------------------------
Monthly Rent                  $   498     $   563    $   525      $   523
Unit Area (SF)                    652         775        720          718
Monthly Rent Per Sq. Ft.      $  0.64     $  0.77    $  0.76      $  0.73

Monthly Rent                  $   650     $   650    $   650      $   650
Unit Area (SF)                  1,142       1,142      1,142        1,142
Monthly Rent Per Sq. Ft.      $  0.57     $  0.57    $  0.57      $  0.57

Monthly Rent                  $   599     $   730    $   639      $   650
Unit Area (SF)                    969       1,292      1,060        1,084
Monthly Rent Per Sq. Ft.      $  0.57     $  0.65    $  0.59      $  0.60

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  $   650     $   650    $   650      $   650
Unit Area (SF)                  1,187       1,187      1,187        1,187
Monthly Rent Per Sq. Ft.      $  0.55     $  0.55    $  0.55      $  0.55

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent                  $   732     $   732    $   732      $   732
Unit Area (SF)                  1,315       1,315      1,315        1,315
Monthly Rent Per Sq. Ft.      $  0.56     $  0.56    $  0.56      $  0.56

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                         GROSS RENTAL INCOME PROJECTION

-------------------------------------------------------------------------------------------------------
                                                            Market Rent
                                             Unit Area ---------------------      Monthly      Annual
        Unit Type           Number of Units  (Sq. Ft.)  Per Unit     Per SF       Income       Income
-------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10 (Pine)              72            960   $      610   $   0.64    $   43,920   $  527,040
1Br/1Ba - 1B10 (Birch)              8            985   $      620   $   0.63    $    4,960   $   59,520
2Br/2Ba - 2A20 (Maple)             48          1,200   $      690   $   0.58    $   33,120   $  397,440
2Br/2Ba - 2B20 (Oak)               16          1,295   $      720   $   0.56    $   11,520   $  138,240
2Br/1.5Ba - 2A15 (Aspen)           36          1,370   $      720   $   0.53    $   25,920   $  311,040
                                   56          1,394   $      700   $   0.50    $   39,200   $  470,400
2Br/1.5Ba2B15(Bradford)
3Br/2Ba - 3A20 (Palmetto)          40          1,260   $      790   $   0.63    $   31,600   $  379,200
3Br/2Ba - 3B20 (Elm)               20          1,583   $      900   $   0.57    $   18,000   $  216,000
[ILLEGIBLE]                        12          1,595   $      920   $   0.58    $   11,040   $  132,480
                                                                    -----------------------------------
                                                                      Total     $  219,280   $2,631,360
                                                                    ===================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000      FISCAL YEAR 2001         FISCAL YEAR 2002
                           -------------------------------------------------------------------
                                  ACTUAL                ACTUAL                  ACTUAL
                           -------------------------------------------------------------------
     DESCRIPTION              TOTAL    PER UNIT    TOTAL     PER UNIT       TOTAL    PER UNIT
----------------------------------------------------------------------------------------------
Revenues
 Rental Income             $2,478,918   $8,048   $2,559,448   $8,310     $2,516,265   $8,170

 Vacancy                   $  190,983   $  620   $  164,811   $  535     $  278,106   $  903
 Credit Loss/Concessions   $  146,156   $  475   $  138,510   $  450     $  146,644   $  476
                           -----------------------------------------------------------------
  Subtotal                 $  337,139   $1,095   $  303,321   $  985     $  424,750   $1,379

 Laundry Income            $        0   $    0   $        0   $    0     $        0   $    0
 Garage Revenue            $        0   $    0   $        0   $    0     $        0   $    0
 Other Misc. Revenue       $   60,256   $  196   $  127,835   $  415     $  210,246   $  683
                           -----------------------------------------------------------------
  Subtotal Other Income    $   60,256   $  196   $  127,835   $  415     $  210,246   $  683

                           -----------------------------------------------------------------
Effective Gross Income     $2,202,035   $7,149   $2,383,962   $7,740     $2,301,761   $7,473

Operating Expenses
 Taxes                     $  153,712   $  499   $  200,791   $  652     $  227,742   $  739
 Insurance                 $   40,808   $  132   $   59,759   $  194     $   63,059   $  205
 Utilities                 $  172,149   $  559   $  175,993   $  571     $  183,284   $  595
 Repair & Maintenance      $  211,569   $  687   $  209,205   $  679     $  215,543   $  700
 Cleaning                  $        0   $    0   $        0   $    0     $        0   $    0
 Landscaping               $        0   $    0   $        0   $    0     $        0   $    0
 Security                  $        0   $    0   $        0   $    0     $        0   $    0
 Marketing & Leasing       $   30,292   $   98   $   24,483   $   79     $   28,453   $   92
 General Administrative    $  276,801   $  899   $  294,461   $  956     $  219,029   $  711
 Management                $  114,710   $  372   $  125,501   $  407     $  119,794   $  389
 Miscellaneous             $        0   $    0   $        0   $    0     $        0   $    0

                           -----------------------------------------------------------------
Total Operating Expenses   $1,000,041   $3,247   $1,090,193   $3,540     $1,056,904   $3,432

 Reserves                  $        0   $    0   $        0   $    0     $        0   $    0

                           -----------------------------------------------------------------
Net Income                 $1,201,994   $3,903   $1,293,769   $4,201     $1,244,857   $4,042
                           -----------------------------------------------------------------

                               FISCAL YEAR 2003         ANNUALIZED 2003
                            --------------------------------------------
                             MANAGEMENT BUDGET            PROJECTION              AAA PROJECTION
                            --------------------------------------------    -------------------------
     DESCRIPTION               TOTAL    PER UNIT       TOTAL    PER UNIT    TOTAL     PER UNIT    %
------------------------------------------------------------------------------------------------------
Revenues
 Rental Income              $2,452,283   $7,962     $2,458,464   $7,982   $2,631,360   $8,543   100.0%

 Vacancy                    $  191,000   $  620     $  227,520   $  739   $  210,509   $  683     8.0%
 Credit Loss/Concessions    $   54,200   $  176     $   89,216   $  290   $   52,627   $  171     2.0%
                            -------------------------------------------------------------------------
  Subtotal                  $  245,200   $  796     $  316,736   $1,028   $  263,136   $  854    10.0%

 Laundry Income             $        0   $    0     $        0   $    0   $        0   $    0     0.0%
 Garage Revenue             $        0   $    0     $        0   $    0   $        0   $    0     0.0%
 Other Misc. Revenue        $  144,900   $  470     $  167,064   $  542   $  154,000   $  500     5.9%
                            -------------------------------------------------------------------------
  Subtotal Other Income     $  144,900   $  470     $  167,064   $  542   $  154,000   $  500     5.9%

                            -------------------------------------------------------------------------
Effective Gross Income      $2,351,983   $7,636     $2,308,792   $7,496   $2,522,224   $8,189   100.0%

Operating Expenses
 Taxes                      $  202,760   $  658     $  204,728   $  665   $  221,760   $  720     8.8%
 Insurance                  $   68,870   $  224     $   67,120   $  218   $   67,760   $  220     2.7%
 Utilities                  $  180,000   $  584     $  215,724   $  700   $  184,800   $  600     7.3%
 Repair & Maintenance       $  198,500   $  644     $  205,016   $  666   $  231,000   $  750     9.2%
 Cleaning                   $        0   $    0     $        0   $    0   $        0   $    0     0.0%
 Landscaping                $        0   $    0     $        0   $    0   $        0   $    0     0.0%
 Security                   $        0   $    0     $        0   $    0   $        0   $    0     0.0%
 Marketing & Leasing        $   19,500   $   63     $    9,288   $   30   $   21,560   $   70     0.9%
 General Administrative     $  235,470   $  765     $  241,968   $  786   $  238,700   $  775     9.5%
 Management                 $  116,693   $  379     $  123,644   $  401   $  126,111   $  409     5.0%
 Miscellaneous              $        0   $    0     $        0   $    0   $        0   $    0     0.0%

                            -------------------------------------------------------------------------
Total Operating Expenses    $1,021,793   $3,318     $1,067,488   $3,466   $1,091,691   $3,544    43.3%

 Reserves                   $        0   $    0     $        0   $    0   $   77,000   $  250     7.1%

                            -------------------------------------------------------------------------
Net Income                  $1,330,190   $4,319     $1,241,304   $4,030   $1,353,533   $4,395    53.7%
                            -------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.


                          KORPACZ NATIONAL INVESTOR SURVEY
                                  1ST QUARTER 2003
                              NATIONAL APARTMENT MARKET

                                CAPITALIZATION RATES
                         --------------------------------------
                              GOING-IN               TERMINAL
                         --------------------------------------
                         LOW          HIGH       LOW       HIGH
---------------------------------------------------------------
RANGE                    6.00%       10.00%     7.00%      10.00%
AVERAGE                        8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                        SUMMARY OF OVERALL
                       CAPITALIZATION RATES

COMP. NO.      SALE DATE     OCCUP.      PRICE/UNIT         OAR
---------------------------------------------------------------
  I-1           Jan-02         91%         $32,862         9.72%
  I-2           Feb-01         93%         $43,636         8.08%
  I-3           Feb-01         96%         $36,985         8.55%
  I-4           Sep-00         90%         $35,714         9.82%
  I-5           Apr-00         97%         $56,667         8.94%
                                              High         9.82%
                                               Low         8.08%
                                           Average         9.02%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $15,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                          WOODLAND VILLAGE APARTMENTS

         YEAR                         APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
      FISCAL YEAR                        1             2             3              4            5             6
---------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $2,631,360    $2,710,301    $2,791,610    $2,875,358    $2,961,619    $3,050,467

 Vacancy                             $  210,509    $  216,824    $  223,329    $  230,029    $  236,930    $  244,037
 Credit Loss                         $   52,627    $   54,206    $   55,832    $   57,507    $   59,232    $   61,009
 Concessions                         $        0    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------
  Subtotal                           $  263,136    $  271,030    $  279,161    $  287,536    $  296,162    $  305,047

 Laundry Income                      $        0    $        0    $        0    $        0    $        0    $        0
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  154,000    $  158,620    $  163,379    $  168,280    $  173,328    $  178,528
                                     --------------------------------------------------------------------------------
  Subtotal Other Income              $  154,000    $  158,620    $  163,379    $  168,280    $  173,328    $  178,528

                                     --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $2,522,224    $2,597,891    $2,675,827    $2,756,102    $2,838,785    $2,923,949

OPERATING EXPENSES:
 Taxes                               $  221,760    $  228,413    $  235,265    $  242,323    $  249,593    $  257,081
 Insurance                           $   67,760    $   69,793    $   71,887    $   74,043    $   76,264    $   78,552
 Utilities                           $  184,800    $  190,344    $  196,054    $  201,936    $  207,994    $  214,234
 Repair & Maintenance                $  231,000    $  237,930    $  245,068    $  252,420    $  259,993    $  267,792
 Cleaning                            $        0    $        0    $        0    $        0    $        0    $        0
 Landscaping                         $        0    $        0    $        0    $        0    $        0    $        0
 Security                            $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   21,560    $   22,207    $   22,873    $   23,559    $   24,266    $   24,994
 General Administrative              $  238,700    $  245,861    $  253,237    $  260,834    $  268,659    $  276,719
 Management                          $  126,111    $  129,895    $  133,791    $  137,805    $  141,939    $  146,197
 Miscellaneous                       $        0    $        0    $        0    $        0    $        0    $        0

                                     --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $1,091,691    $1,124,442    $1,158,175    $1,192,920    $1,228,708    $1,265,569

 Reserves                            $   77,000    $   79,310    $   81,689    $   84,140    $   86,664    $   89,264

                                     --------------------------------------------------------------------------------
NET OPERATING INCOME                 $1,353,533    $1,394,139    $1,435,963    $1,479,042    $1,523,413    $1,569,115

 Operating Expense Ratio (% of EGI)        43.3%         43.3%         43.3%         43.3%         43.3%         43.3%
 Operating Expense Per Unit          $    3,544    $    3,651    $    3,760    $    3,873    $    3,989    $    4,109

         YEAR                         APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
      FISCAL YEAR                        7              8            9             10            11
-------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $3,141,981    $3,236,241    $3,333,328    $3,433,328    $3,536,328

 Vacancy                             $  251,359    $  258,899    $  266,666    $  274,666    $  282,906
 Credit Loss                         $   62,840    $   64,725    $   66,667    $   68,667    $   70,727
 Concessions                         $        0    $        0    $        0    $        0    $        0
                                     ------------------------------------------------------------------
  Subtotal                           $  314,198    $  323,624    $  333,333    $  343,333    $  353,633

 Laundry Income                      $        0    $        0    $        0    $        0    $        0
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  183,884    $  189,401    $  195,083    $  200,935    $  206,963
                                     ------------------------------------------------------------------
  Subtotal Other Income              $  183,884    $  189,401    $  195,083    $  200,935    $  206,963

                                     ------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $3,011,667    $3,102,017    $3,195,078    $3,290,930    $3,389,658

OPERATING EXPENSES:
 Taxes                               $  264,793    $  272,737    $  280,919    $  289,347    $  298,027
 Insurance                           $   80,909    $   83,336    $   85,836    $   88,411    $   91,064
 Utilities                           $  220,661    $  227,281    $  234,099    $  241,122    $  248,356
 Repair & Maintenance                $  275,826    $  284,101    $  292,624    $  301,403    $  310,445
 Cleaning                            $        0    $        0    $        0    $        0    $        0
 Landscaping                         $        0    $        0    $        0    $        0    $        0
 Security                            $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   25,744    $   26,516    $   27,312    $   28,131    $   28,975
 General Administrative              $  285,020    $  293,571    $  302,378    $  311,449    $  320,793
 Management                          $  150,583    $  155,101    $  159,754    $  164,547    $  169,483
 Miscellaneous                       $        0    $        0    $        0    $        0    $        0

                                     ------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $1,303,536    $1,342,642    $1,382,922    $1,424,409    $1,467,142

 Reserves                            $   91,942    $   94,700    $   97,541    $  100,468    $  103,482

                                     ------------------------------------------------------------------
NET OPERATING INCOME                 $1,616,189    $1,664,675    $1,714,615    $1,766,053    $1,819,035

 Operating Expense Ratio (% of EGI)        43.3%         43.3%         43.3%         43.3%         43.3%
 Operating Expense Per Unit          $    4,232    $    4,359    $    4,490    $    4,625    $    4,763

Estimated Stabilized NOI             $1,353,533      Sales Expense Rate         2.00%
Months to Stabilized                          0      Discount Rate             11.00%
Stabilized Occupancy                       92.0%     Terminal Cap Rate         10.00%

Gross Residual Sale Price      $18,190,349         Deferred Maintenance            $         0
 Less: Sales Expense           $   363,807         Add: Excess Land                $         0
                               -----------
Net Residual Sale Price        $17,826,542         Other Adjustments               $         0
                                                                                   -----------
PV of Reversion                $ 6,278,231         Value Indicated By "DCF"        $15,766,593
Add: NPV of NOI                $ 9,488,361                          Rounded        $15,800,000
                               -----------
PV Total                       $15,766,593

                         "DCF" VALUE SENSITIVITY TABLE

                                                             DISCOUNT RATE
------------------------------------------------------------------------------------------------------------------------
           TOTAL VALUE                     10.50%            10.75%           11.00%          11.25%           11.50%
------------------------------------------------------------------------------------------------------------------------
                                9.50%    $16,631,217      $16,361,178      $16,097,026      $15,838,612      $15,585,792
                                9.75%    $16,453,938      $16,187,861      $15,927,573      $15,672,929      $15,423,786
TERMINAL CAP RATE              10.00%    $16,285,524      $16,023,210      $15,766,593      $15,515,529      $15,269,881
                               10.25%    $16,125,325      $15,866,590      $15,613,465      $15,365,808      $15,123,483
                               10.50%    $15,972,754      $15,717,429      $15,467,629      $15,223,217      $14,984,057

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                          WOODLAND VILLAGE APARTMENTS

                                                      TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                                         $ 2,631,360      $  6.85     $ 8,543

 Less: Vacancy & Collection Loss     10.00%        $   263,136      $  0.69     $   854

 Plus: Other Income
  Laundry Income                                   $         0      $  0.00     $     0      0.00%
  Garage Revenue                                   $         0      $  0.00     $     0      0.00%
  Other Misc. Revenue                              $   154,000      $  0.40     $   500      6.11%
                                                   ----------------------------------------------
   Subtotal Other Income                           $   154,000      $  0.40     $   500      6.11%

EFFECTIVE GROSS INCOME                             $ 2,522,224      $  6.57     $ 8,189

OPERATING EXPENSES:
 Taxes                                             $   221,760      $  0.58     $   720      8.79%
 Insurance                                         $    67,760      $  0.18     $   220      2.69%
 Utilities                                         $   184,800      $  0.48     $   600      7.33%
 Repair & Maintenance                              $   231,000      $  0.60     $   750      9.16%
 Cleaning                                          $         0      $  0.00     $     0      0.00%
 Landscaping                                       $         0      $  0.00     $     0      0.00%
 Security                                          $         0      $  0.00     $     0      0.00%
 Marketing & Leasing                               $    21,560      $  0.06     $    70      0.85%
 General Administrative                            $   238,700      $  0.62     $   775      9.46%
 Management                           5.00%        $   126,111      $  0.33     $   409      5.00%
 Miscellaneous                                     $         0      $  0.00     $     0      0.00%

TOTAL OPERATING EXPENSES                           $ 1,091,691      $  2.84     $ 3,544     43.28%

 Reserves                                          $    77,000      $  0.20     $   250      3.05%

                                                   ----------------------------------------------
NET OPERATING INCOME                               $ 1,353,533      $  3.53     $ 4,395     53.66%
                                                   ----------------------------------------------

 "GOING IN" CAPITALIZATION RATE                           8.50%

 VALUE INDICATION                                  $15,923,915      $ 41.48     $51,701

 "AS IS" VALUE INDICATION

  (DIRECT CAPITALIZATION APPROACH)                 $15,923,915

                           ROUNDED                 $15,900,000      $ 41.42     $51,623

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE           ROUNDED          $/UNIT          $/SF
-------------------------------------------------------------------------
 7.75%          $17,464,939      $17,500,000        $56,818        $45.58
 8.00%          $16,919,160      $16,900,000        $54,870        $44.02
 8.25%          $16,406,458      $16,400,000        $53,247        $42.72
 8.50%          $15,923,915      $15,900,000        $51,623        $41.42
 8.75%          $15,468,946      $15,500,000        $50,325        $40.37
 9.00%          $15,039,253      $15,000,000        $48,701        $39.07
 9.25%          $14,632,787      $14,600,000        $47,403        $38.03

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis        $15,800,000
Direct Capitalization Method         $15,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                 Not Utilized
Sales Comparison Approach     $ 15,500,000
Income Approach               $ 15,900,000
Reconciled Value              $ 15,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 27, 2003 the market value of the fee simple estate in the property is:

                                   $15,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS


                    [ENTRANCE FROM BUSH RIVER ROAD PICTURE]

                [STREET SCENE - SUBJECT IS TO THE LEFT PICTURE]

                    [EXTERIOR - APARTMENT BUILDING PICTURE]

                    [EXTERIOR - APARTMENT BUILDING PICTURE]

                    [EXTERIOR - APARTMENT BUILDING PICTURE]

                                 [POOL PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

                            [TENNIS COURTS PICTURE]

                        [INTERIOR - LIVING ROOM PICTURE]

                          [INTERIOR - KITCHEN PICTURE]

                         [INTERIOR - BATHROOM PICTURE]

                          [INTERIOR - BEDROOM PICTURE]

                          [INTERIOR - BEDROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1

                                    RAINTREE
                              3500 Fernandina Road
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE I-2

                               ASHTON AT LONGCREEK
                              1401 Longcreek Drive
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE I-3

                                   STONEYCREEK
                               18 Berry Hill Road
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE I-4

                                  ST. ANDREWS
                              601 St. Andrews Road
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE I-5

                                BROAD RIVER TRACE
                              551 River Hill Circle
                                  Columbia, SC

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  Woodland Village Apartments                     Ashland Commons
 Management Company             AIMCO                                           Carter-Haston
LOCATION:
 Address                        2221 Bush River Road                            2400 Ashland Road
 City, State                    Columbia, South Carolina                        Columbia, SC
 County                         Lexington                                       Lexington
 Proximity to Subject                                                           1/2 mile west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         383,904                                         103,488
 Year Built                     1972                                            1972
 Effective Age                  20                                              20
 Building Structure Type        Brick & wood siding walls; asphalt              Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  shingle roof Open                                            Open
 Number of Units                308                                             112
 Unit Mix:                               Type               Unit   Qty  Mo Rent     Type                 Unit   Qty      Mo
                                1 1Br/1Ba - 1A10 (Pine)       960   72    $605  1  2BD/1BA                652    16     $500
                                2 1Br/1Ba - 1B10 (Birch)      985    8    $606  3  1BD/2BA - Type 1       966    88     $610
                                3 2Br/2Ba - 2A20 (Maple)    1,200   48    $662     2BD/2.5BA Type 2     1,003     8     $630
                                4 2Br/2Ba - 2B20 (Oak)      1,295   16    $669
                                5 2Br/1.5Ba - 2A15 (Aspen)  1,370   36    $709
                                6 2Br/1.5Ba - 2B15          1,394   56    $688
                                  (Bradfort)
                                7 3Br/2Ba - 3A20 (Palmetto) 1,260   40    $795
                                8 3Br/2Ba - 3B20 (Elm)      1,583   20    $897
                                9 3Br/2.5Ba - 3A25 (Maple)  1,595   12    $911
 Average Unit Size (SF)         1,246                                           924
 Unit Breakdown:                Efficiency      0%           2-Bedroom    51%      Efficiency   0%        2-Bedroom     86%
                                1-Bedroom      26%           3-Bedroom    23%      1-Bedroom   14%        3-Bedroom
CONDITION:                      Good                                            Good
APPEAL:                         Good                                            Good
AMENITIES:
 Unit Amenities                    Attach. Garage           Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                X  Balcony               X  W/D Connect.        X  Balcony                X  W/D Connect.
                                X  Fireplace                                       Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                X  Spa/Jacuzzi              Car Wash               Spa/Jacuzzi               Car Wash
                                   Basketball Court         BBQ Equipment       X  Basketball Court          BBQ Equipment
                                   Volleyball Court         Theater Room           Volleyball Court          Theater Room
                                   Sand Volley Ball         Meeting Hall           Sand Volley Ball          Meeting Hall
                                X  Tennis Court             Secured Parking     X  Tennis Court              Secured Parking
                                   Racquet Ball          X  Laundry Room           Racquet Ball           X  Laundry Room
                                   Jogging Track         X  Business Office        Jogging Track          X  Business Office
                                   Gym Room                                        Gym Room
OCCUPANCY:                      94%                                             90%
LEASING DATA:
 Available Leasing Terms        6 to 15  months                                 6 and 12 Months
 Concessions                    $50 off select units                            1/2 month free for 2BR plan
 Pet Deposit                    $400                                            $150
                                                                                pet
 Utilities Paid by Tenant:      X  Electric              X  Natural Gas         X  Electric               X  Natural Gas
                                X  Water                    Trash                  Water                     Trash
 Confirmation                   May 27, 2003; (Property Manager)                June 4, 2003; (Property Manager)
 Telephone Number               (803) 772-5737                                  (803) 772-2249
NOTES:                                                                          None

 COMPARISON TO SUBJECT:                                                         Inferior

                                                     COMPARABLE                                   COMPARABLE
         DESCRIPTION                                   R - 2                                         R - 3
------------------------------  ----------------------------------------------  ---------------------------------------------
 Property Name                  Churchill at St. Andrews                        Landmark
 Management Company             Churchill Forge Properties                      Minchew Corporation
LOCATION:
 Address                        82 Foxrun Lane                                  19 Landmark Drive
 City, State                    Columbia, SC                                    Columbia, SC
 County                         Lexington                                       Lexington
 Proximity to Subject           1 mile west of the subject                      1/2 mile north of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         515,236                                         364,896
 Year Built                     1972                                            1972
 Effective Age                  20                                              20
 Building Structure Type        Brick & wood siding walls; asphalt              Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  shingle roof Open                                           Open
 Number of Units                132                                             336
 Unit Mix:                           Type              Unit    Qty       Mo         Type                Unit    Qty       Mo
                                1  1BD/1BA               720    16      $525    1 1BD/1BA                 700    64      $530
                                3  2BR/2BA             1,008    40      $620    2 2BD/1.5BA             1,142   208      $650
                                3  2BR/2.5BA           1,148    36      $660    3 3BD/2BA               1,292    64      $730
                                7  3BR/2BA             1,296    24      $720
                                7  3BR/2.5BA           1,344    16      $750
 Average Unit Size (SF)         1,104                                           1,086
 Unit Breakdown:                   Efficiency   0%      2-Bedroom  58%            Efficiency   0%       2-Bedroom   62%
                                   1-Bedroom   12%      3-Bedroom  30%            1-Bedroom   19%       3-Bedroom   19%
CONDITION:                      Good                                            Good
APPEAL:                         Good                                            Good
AMENITIES:
 Unit Amenities                    Attach. Garage            Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                X  Balcony                X  W/D Connect.       X  Balcony                X  W/D Connect.
                                X  Fireplace                                       Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi               Car Wash              Spa/Jacuzzi               Car Wash
                                   Basketball Court          BBQ Equipment      X  Basketball Court          BBQ Equipment
                                   Volleyball Court          Theater Room       X  Volleyball Court          Theater Room
                                   Sand Volley Ball          Meeting Hall          Sand Volley Ball          Meeting Hall
                                X  Tennis Court              Secured Parking    X  Tennis Court              Secured Parking
                                   Racquet Ball           X  Laundry Room          Racquet Ball           X  Laundry Room
                                   Jogging Track          X  Business Office       Jogging Track          X  Business Office
                                   Gym Room                                        Gym Room
OCCUPANCY:                      89%                                             82%
LEASING DATA:
 Available Leasing Terms        6 to 12 Months                                  6 and 12 Months
 Concessions                    1/2 off first month's lease rate                $50 off 2BR plan
 Pet Deposit                    $300                                            $300
 Utilities Paid by Tenant:      X  Electric               X   Natural Gas       X  Electric               X  Natural Gas
                                   Water                      Trash                Water                     Trash
 Confirmation                   June 4, 2003; (Property Manager)                June 4, 2003; (Property Manager)
 Telephone Number               (803) 798-2150                                  (803) 798-4400
NOTES:                          None                                            None

 COMPARISON TO SUBJECT:         Similar                                         Similar

                                                   COMPARABLE                                       COMPARABLE
         DESCRIPTION                                  R - 4                                            R - 5
------------------------------  ----------------------------------------------  -----------------------------------------------
 Property Name                  Stoneycreek                                     St. Andrews Commons
 Management Company             Intermark Management                            United Dominion Realty
LOCATION:
 Address                        18 Berry Hill Road                              1200 St. Andrews Road
 City, State                    Columbia, SC                                    Columbia, SC
 County                         Lexington                                       Lexington
 Proximity to Subject           1 mile northeast of the subject                 1 mile north of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         183,652                                         290,304
 Year Built                     1969                                            1987
 Effective Age                  25                                              10
 Building Structure Type        Brick & wood siding walls; asphalt              Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  shingle roof Open                               Open
 Number of Units                196                                             336
 Unit Mix:                          Type                Unit   Qty        Mo           Type             Unit     Qty        Mo
                                1 1BD/1BA                 775   88       $498   1 1BD/1BA                 712    140       $557
                                5 2BD/1.5BA             1,187    8       $650   1 1BD/1BA - Type 2        855     40       $585
                                3 2BD/2BA               1,055   96       $598   0 2BD/1BA                 905     28       $648
                                3 2BD/2BA               1,187    4       $630   3 2BR/2BA               1,023    128       $670
 Average Unit Size (SF)         937                                             864
 Unit Breakdown:                  Efficiency   0%       2-Bedroom        55%      Efficiency   0%         2-Bedroom         46%
                                  1-Bedroom   45%       3-Bedroom                 1-Bedroom   54%         3-Bedroom          0%
CONDITION:                      Good                                            Good
APPEAL:                         Good                                            Good
AMENITIES:
 Unit Amenities                    Attach. Garage          Vaulted Ceiling         Attach. Garage        X  Vaulted Ceiling
                                X  Balcony              X  W/D Connect.         X  Balcony               X  W/D Connect.
                                   Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi             Car Wash                Spa/Jacuzzi              Car Wash
                                   Basketball Court        BBQ Equipment           Basketball Court         BBQ Equipment
                                   Volleyball Court        Theater Room            Volleyball Court         Theater Room
                                   Sand Volley Ball        Meeting Hall            Sand Volley Ball         Meeting Hall
                                   Tennis Court            Secured Parking      X  Tennis Court             Secured Parking
                                   Racquet Ball         X  Laundry Room         X  Racquet Ball          X  Laundry Room
                                   Jogging Track        X  Business Office         Jogging Track         X  Business Office
                                   Gym Room                                     X  Gym Room
OCCUPANCY:                      90%                                             90%
LEASING DATA:
 Available Leasing Terms        12 Months                                       6 to 15 Months
 Concessions                    $250 look & lease                               $200 off for 6-mos. Lease; $400 for 12-mos.
 Pet Deposit                    $250                                            $300 - $500
 Utilities Paid by Tenant:      X  Electric             X  Natural Gas          X  Electric              X  Natural Gas
                                   Water                   Trash                X  Water                    Trash
 Confirmation                   June 4, 2003; (Property Manager)                June 4, 2003; (Property Manager)
 Telephone Number               (803) 772-4814                                  (803) 772-0040
NOTES:                          None                                            Controlled access gates

 COMPARISON TO SUBJECT:         Inferior                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT B
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1

                                 ASHLAND COMMONS
                                2400 Ashland Road
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE R-2

                            CHURCHILL AT ST. ANDREWS
                                 82 Foxrun Lane
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE R-3

                                    LANDMARK
                                19 Landmark Drive
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE R-4

                                   STONEYCREEK
                               18 Berry Hill Road
                                  Columbia, SC

                                    [PICTURE]

                                 COMPARABLE R-5

                               ST. ANDREWS COMMONS
                              1200 St. Andrews Road
                                  Columbia, SC

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and David Johnsen, MAI provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  ------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                                      FRANK A. FEHRIBACH, MAI
                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate

                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828

                  State of Arkansas
                   State Certified General Appraiser, #CG1387N

                  State of Colorado
                   Certified General Appraiser, #CG40000445

                  State of Georgia
                   Certified General Real Property Appraiser, #218487

                  State of Michigan
                   Certified General Appraiser, #1201008081

                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)

                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                          -authored with Dr. Ronald C. Rutherford and Dr. Mark
                  Eakin, The Journal of Real Estate Research, Vol. 8, No. 3,
                  Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODLAND VILLAGE APARTMENTS, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result
                                    Co-Clients will not be liable for any of our
acts or omissions.

AAA is an equal opportunity employer.